Exhibit 99.1

Getty Images Reports Financial Results for the Third Quarter of 2007

Company achieves important strategic milestones during the quarter

SEATTLE – November 1, 2007 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content, today reported results for the third quarter ended September 30, 2007.

Quarterly Highlights

•	Revenue increased 5.5 percent to $209 million compared to the third quarter of 2006

•	Earnings per diluted share were $0.43 or $0.47 excluding a restructuring charge

•	Cash provided by operating activities was $57 million in the quarter

•	Re-engineered search with launch of new site

•	Expanded multi-site strategy

•	Entered commercial music licensing business

•	Launched revolutionary low-resolution web use product

“We have made tremendous progress expanding beyond our traditional creative stills imagery business on our way to becoming a complete digital media company,” said Jonathan Klein, co-founder and chief executive officer. “During the last few months, we have re-engineered search with the launch of the new gettyimages.com, cemented our leadership position in the fast growing entertainment imagery business, expanded our multi-media and editorial footage offerings, launched an innovative new web-resolution product, entered the music industry, and launched our new Soundtrack digital music service. We are seeing tremendous growth in many parts of our business, have excellent potential in large addressable markets for music licensing and consumer, and are realistic about the challenges as we lead our industry forward through a time of change and opportunity.”

Revenue increased 5.5 percent to $208.9 million from $197.9 million in the third quarter of 2006. Excluding the effects of changes in currency exchange rates, revenue grew 2.1 percent. Revenue growth came from increasing licenses for editorial and micropayment imagery, digital asset management, photo assignments, and publicity distribution. This growth was partially offset by lower revenues in the company’s traditional creative stills business.

As a percentage of revenue, cost of revenue was 26.9 percent, compared to 25.4 percent in the prior year due to changes in the composition of the company’s royalty free business. Other royalty free revenue is growing fast and has a lower gross margin than the traditional single image royalty free collections.

Selling, general and administrative expenses (SG&A) totaled $84.0 million or 40.2 percent of revenue for the third quarter of 2007, compared to $73.6 million or 37.2 percent of revenue in the third quarter of 2006. The increase over the prior year is directly attributable to recently acquired companies, the impact of changes in foreign exchange rates and investments that the company is making in areas that will drive future growth. The company undertook a restructuring during the quarter to reduce certain expenses resulting in a charge of $4.2 million.

Income from operations was $39.8 million. Excluding the restructuring charge of $4.2 million, income from operations was $44.0 million or 21.1 percent of revenue in the third quarter of 2007 compared to $54.2 million in the third quarter of 2006.

Net income for the third quarter of 2007 was $25.7 million with earnings per diluted share of $0.43, or $0.47 excluding the restructuring charge, compared to $37.3 million and $0.62 in the third quarter of 2006.

Cash balances were $303.0 million at September 30, 2007. During the quarter, the company paid down $40 million on its senior credit facility from existing cash balances leaving $80 million outstanding. Net cash provided by operating activities during the third quarter of 2007 was $56.9 million.

(more)

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of November 1, 2007. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

For the full year 2007, the company expects revenue of approximately $850 million. This implies revenue of approximately $210 million for the fourth quarter of 2007.

The company expects full year diluted earnings per share of approximately $2.10, which includes about $0.10 per share for non-recurring items, comprised of the costs associated with a terminated acquisition in the first quarter of 2007, professional fees associated with the stock option review in the first and second quarters, and the restructuring charge in the third quarter. Excluding these items, the company would have expected diluted earnings per share of approximately $2.20.

Assuming fully diluted shares of approximately 60 million for the fourth quarter and the full year, the implied guidance for diluted earnings per share for the fourth quarter of 2007 is $0.48.

For 2008, the company expects revenue of approximately $900 million.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 800.432.7890 (North America) or 913.312.0958 (international). There will be a live web cast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 4196288, until November 3, at 9:00 pm PT. The web cast will be archived on the Getty Images Web site and will be available until November 1, 2008. Supplemental statistical information referenced in the conference call will be available in the Investors section of the Web site.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, risks associated with our ability to integrate and grow recently acquired businesses and pursue new business strategies, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by us with the Securities and Exchange Commission, in particular our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and Amended Annual Report on Form 10-K/A for the year ended December 31, 2006. Except as required by law, we do not intend to update or revise any forward-looking statements until our next quarterly earnings release.

Contacts:

Investors:	Media:
Alan Pickerill	Bridget Russel
Director, Investor Relations	Director, Communications
206.925.6355	206-925-6405
alan.pickerill@gettyimages.com	bridget.russel@gettyimages.com

(more)

Getty Images, Inc.

Third Quarter 2007 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(In thousands, except per share amounts)	2007	2006	2007	2006
Revenue	$208,860	$197,917	$639,468	$602,955

Cost of revenue (exclusive of items shown separately below)	56,232	50,298	169,256	153,245
Selling, general and administrative expenses	84,003	73,624	249,497	225,761
Depreciation	15,995	13,899	45,622	39,416
Amortization	8,353	5,507	20,669	14,420
Restructuring costs	4,192	6	4,719	16,818
Other operating expenses (income)	330	391	1,166	(692)

Operating expenses	169,105	143,725	490,929	448,968

Income from operations	39,755	54,192	148,539	153,987
Investment income	2,851	2,295	8,466	5,108
Interest expense	(2,630)	(394)	(4,778)	(1,128)
Other non-operating (income) expenses	(224)	185	(749)	(437)

Income before income taxes	39,752	56,278	151,478	157,530
Income tax expense	(14,073)	(18,952)	(54,116)	(57,997)

Net income	$25,679	$37,326	$97,362	$99,533

Earnings per share
Basic	$0.43	$0.62	$1.64	$1.63
Diluted	0.43	0.62	1.62	1.60

Shares used in computing earnings per share
Basic	59,364	59,791	59,263	61,200
Diluted	59,905	60,577	59,995	62,231

Getty Images, Inc.

Third Quarter 2007 Financial Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)	SEPTEMBER 30, 2007	DECEMBER 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$303,025	$339,466
Accounts receivable, net	126,378	121,232
Prepaid expenses	14,959	13,685
Deferred income taxes, net	8,886	11,142
Income taxes receivable	1,186	—
Other current assets	1,768	1,500

Total current assets	456,202	487,025
Property and equipment, net	158,083	147,133
Goodwill	1,234,240	1,001,027
Identifiable intangible assets, net	124,563	77,234
Other long-term assets	1,905	1,965

Total assets	$1,974,993	$1,714,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$76,841	$74,297
Accrued expenses	30,444	39,412
Income taxes payable	33	6,353
Deferred revenue	18,273	12,897
Short-term debt	345,000	—
Other current liabilities	290	242

Total current liabilities	470,881	133,201
Long-term debt	—	265,000
Deferred income taxes, net	45,170	11,596
Other long-term liabilities	63,495	56,350

Total liabilities	579,546	466,147

Stockholders’ equity
Common stock	630	626
Additional paid-in capital	1,337,224	1,321,645
Common stock repurchased	(207,676)	(207,676)
Retained earnings	184,649	91,459
Accumulated other comprehensive income	80,620	42,183

Total stockholders’ equity	1,395,447	1,248,237

Total liabilities and stockholders’ equity	$1,974,993	$1,714,384

Getty Images, Inc.

Third Quarter 2007 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

NINE MONTHS ENDED SEPTEMBER 30, (In thousands)	2007	2006
Cash flows from operating activities
Net income	$97,362	$99,533
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	45,622	39,416
Amortization of identifiable intangible assets	20,669	14,420
Deferred income taxes	14,634	8,665
Stock-based compensation	9,931	11,459
Restructuring costs	4,719	16,818
Bad debt expense	3,712	3,056
Change in unrecognized income tax benefits	7	4,476
Loss on sale of available-for-sale investments	—	3,956
Other changes in long-term assets and liabilities, net	1,961	(4,369)
Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	2,259	10,911
Accounts payable	(13,072)	(14,265)
Accrued expenses	(21,806)	(17,811)
Changes in other current assets and liabilities, net	4,613	5,268

Net cash provided by operating activities	170,611	181,533

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(252,403)	(196,018)
Acquisition of property and equipment	(49,189)	(49,603)
Acquisition of available-for-sale investments	—	(9,330)
Proceeds from available-for-sale investments	—	304,443
Other investing activities	—	300

Net cash (used in) provided by investing activities	(301,592)	49,792

Cash flows from financing activities
Senior credit facility borrowing	120,000	—
Repayment of debt	(41,297)	—
Proceeds from the issuance of common stock	5,917	6,826
Common stock repurchased	—	(175,082)
Other financing activities	(520)	2,492

Net cash provided by (used in) financing activities	84,100	(165,764)

Effects of exchange rate changes	10,440	2,009

Net (decrease) increase in cash and cash equivalents	(36,441)	67,570
Cash and cash equivalents, beginning of period	339,466	223,084

Cash and cash equivalents, end of period	$303,025	$290,654